TheStreet.com, Inc. Regains Compliance with Nasdaq Listing Rule

NEW YORK, February 9, 2010 – TheStreet.com, Inc. (Nasdaq: TSCM; http://www.thestreet.com), a leading digital financial media company, today reported that it has regained compliance with Nasdaq listing rule 5250(c)(1) requiring the Company to timely file all required periodic financial reports with the Securities and Exchange Commission. As previously reported, the Company had delayed filing quarterly reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, pending the review it was conducting into the accounting for its former Promotions.com subsidiary, which subsidiary the Company sold in December 2009. As previously reported, Nasdaq had granted the Company an exception allowing the Company to regain compliance with the listing rule by February 8, 2010. Yesterday, the Company filed its quarterly reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009 and today Nasdaq notified the Company that staff had determined that the Company now complies with the listing rule.

Yesterday, the Company also filed an amended annual report on Form 10-K/A for the year ended December 31, 2008 as a result of the Promotions.com accounting review. The Company intends to file shortly an amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2009, in order to describe the restated 2008 results for the first quarter of 2008, as well to as make certain adjustments to the previously reported results for the first quarter of 2009, again in light of the Promotions.com accounting review.

About TheStreet.com

TheStreet.com is a leading digital financial media company. The Company’s network includes the following properties: TheStreet.com, RealMoney.com, Stockpickr.com, BankingMyWay.com, MainStreet.com, and Rate-Watch.com. For more information and to get stock quotes and business news, visit http://www.thestreet.com.

Source: TheStreet.com, Inc.

CONTACT: TheStreet.com, Inc.

Gregory Barton

Phone: 212-321-5484

Email: IR@thestreet.com